UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 20, 2006

BASSETT FURNITURE INDUSTRIES, INCORPORATED

(Exact name of registrant as specified in its charter)

VIRGINIA	0-209	54-0135270
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

3525 FAIRYSTONE PARK HIGHWAY BASSETT, VIRGINIA	24055
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 276/629-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. OTHER EVENTS

On April 20, 2006, Bassett Furniture Industries, Inc. (the “Company”) entered into an agreement to sell certain assets, primarily inventory and property and equipment, of its Weiman division (a contemporary upholstery furniture business) for net book value to Interlude Home, Inc. The sale of these assets will be effective April 30, 2006. The assets sold by the Company represent less than 1% of the Company’s total assets and the consideration received by the Company included $1.3 million in cash and a short-term note. For fiscal 2005, Weiman’s net sales were approximately 2% of the Company’s consolidated net sales. The Company does not anticipate that the divestiture of these assets will have a material impact on the Company’s operating results or financial position for the second quarter and fiscal year 2006. Historically, Weiman’s operating results and financial position have been included in the Company’s wholesale segment (“other” as it relates to wholesale shipments) for segment reporting.

The Company divested these assets as they were determined to be non-core and not aligned with the Company’s primary strategic objective of growing and improving the Bassett Furniture Direct network of Company-owned and licensed retail furniture stores.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASSETT FURNITURE INDUSTRIES, INCORPORATED

Date: April 21, 2006	By:	/s/ Barry C. Safrit
Barry C. Safrit
	Title:	Vice President, Chief Financial Officer